================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            CORRPRO COMPANIES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                          CORRPRO COMPANIES LOGO

                                                   1090 Enterprise Drive,
                                                   Medina, Ohio 44256
                                                   Tel 330/723-5082, Fax
                                                   330/723-0694

June 15, 1998

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders to be held at Medina Country Club, 5588 Wedgewood Road, Medina, Ohio, at 10:00 a.m. on Wednesday, July 22, 1998. We hope that you will be able to attend.

     This Notice of Annual Meeting of Shareholders and Proxy Statement describes the matters to be acted upon at the meeting. Regardless of the number of shares you own, your vote is important. Whether or not you plan to attend the meeting, we urge you to complete the enclosed proxy card and to sign, date and return it in the envelope provided. You may revoke your proxy at any time prior to the Annual Meeting.

     We appreciate your interest and your investment in our Company, and we look forward to seeing you at the meeting.

                                         Sincerely,

                                         /s/ Joseph W. Rog
                                         Joseph W. Rog
                                         Chairman of the Board, President and
                                         Chief Executive Officer

                                                          CORRPRO COMPANIES LOGO

                                                   1090 Enterprise Drive,
                                                   Medina, Ohio 44256
                                                   Tel 330/723-5082, Fax
                                                   330/723-0694

                            CORRPRO COMPANIES, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON
                                 JULY 22, 1998

     The Annual Meeting of Shareholders (the "Annual Meeting") of Corrpro Companies, Inc. (the "Company") will be held at Medina Country Club, 5588 Wedgewood Road, Medina, Ohio at 10:00 a.m. Eastern Daylight time on Wednesday, July 22, 1998, to consider and act on the following matters. The purposes of the meeting are:

     1. The election of three directors of the Company for terms expiring in 2000.

     2. The approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized Common Shares of the Company from 12,000,000 to 40,000,000.

     3. The approval of an amendment to the 1997 Long-Term Incentive Plan of Corrpro Companies, Inc. to increase the number of Common Shares reserved for issuance thereunder from 1,285,738 to 1,585,738.

     4. Such other business, incident to the conduct of the meeting, that may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on May 22, 1998 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting.

                                         By Order of the Board of Directors

                                         /s/ Neal R. Restivo
                                         Neal R. Restivo
                                         Executive Vice President,
                                         Chief Financial Officer,
                                         Secretary and Treasurer
June 15, 1998

                            CORRPRO COMPANIES, INC.

                                PROXY STATEMENT

     The accompanying Proxy is solicited by the Board of Directors of Corrpro Companies, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. at the Medina Country Club on Wednesday, July 22, 1998, and at any adjournments of that meeting.

     If you attend the meeting, you may vote your shares by ballot. If you do not attend, your shares may still be voted at the meeting if you sign and return the enclosed Proxy. Common Shares represented by a properly signed card will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked, the shares will be voted to elect the nominees listed below and in favor of the proposed actions to amend the Company's Amended and Restated Articles of Incorporation and 1997 Long-Term Incentive Plan of Corrpro Companies, Inc. You may revoke your proxy before it is voted by giving notice to the Secretary of the Company in writing or orally at the meeting.

     This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about June 15, 1998.

                                       I.
                             ELECTION OF DIRECTORS

PROPOSAL 1: TO RE-ELECT WARREN F. ROGERS, BARRY W. SCHADECK, AND WALTER W. WILLIAMS TO THE CLASS OF DIRECTORS OF THE COMPANY WHOSE TERM EXPIRES IN 2000

     The Company's Board of Directors is divided into two classes, each of whose members serve for a two-year term. Shareholder approval is sought to re-elect Warren F. Rogers, Barry W. Schadeck, and Walter W. Williams to the class of Directors whose term expires in 2000. If any Director nominee becomes unable to accept nomination or election, the persons voting the shares represented by the Proxies will vote the shares in accordance with their best judgment. The Board of Directors has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION AS DIRECTORS FOR TERMS EXPIRING IN 2000

WARREN F. ROGERS, 68, has served as a Director of the Company since July 1996.
     Dr. Rogers is president of Warren Rogers Associates, Inc., a Newport, Rhode Island firm which provides underground storage tank management and consulting services, including mathematical and statistical modeling. He has held this position since 1979. In addition, Dr. Rogers served as a Vice President of the Center for Naval Analysis in Alexandria, Virginia from 1982 to 1989. Dr. Rogers earned a Ph.D. in statistics from Stanford University and has an M.S. in Operations Research from the U.S. Naval Post-Graduate School.

BARRY W. SCHADECK, 47, has served as a Director of the Company since April 1993 and as Executive Vice President since July 1995. Mr. Schadeck has served as President of Corrpro Canada, Inc., a wholly-owned subsidiary of the Company, since its formation in May 1994. Mr. Schadeck has served as President of the Company's Commonwealth Seager Group subsidiary ("CSG") since April 1993 and Chief Financial Officer of CSG since 1979. Prior to joining CSG, Mr. Schadeck served as Chief Financial Accountant of Associated Engineering Services Ltd. for seven years. Mr. Schadeck is a graduate of Northern Alberta Institute of Technology with a degree in accounting, and received his designation as a Certified General Accountant in 1978.

WALTER W. WILLIAMS, 64, has served as a Director of the Company since July 1996.
     Mr. Williams retired in November 1992 from his position as Chairman and Chief Executive Officer of Rubbermaid Incorporated, a position he had held since May 1991. Prior to that time, Mr. Williams served as President and Chief Operating Officer of Rubbermaid Incorporated commencing in September 1987 and Vice Chairman commencing in October 1990. Prior to joining Rubbermaid, Mr. Williams spent 31 years with The General Electric Company in a wide variety of domestic and international consumer marketing, sales and general management positions. Mr. Williams serves on the Board of Directors for The Stanley Works and PAXAR Corporation. Mr. Williams is a graduate of Utica College of Syracuse University with a degree in Finance.

     Provided that a quorum is present, the affirmative vote of a plurality of the Common Shares, without par value, of the Company (the "Common Shares") represented and voting, in person or by proxy, at the Annual Meeting is required under Ohio law to elect Directors.

     Votes may be cast in favor of, or withheld from, each nominee in the election of directors. Votes that are withheld will not be included in the number of votes cast although such shares will be counted as present for purposes of determining the existence of a quorum. The New York Stock Exchange rules permit brokers who hold shares in street name to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on the election of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

JOSEPH W. ROG, 58, has served as a Director of the Company since 1984, as Chairman of the Board of Directors since June 1993, and as President of the Company since June 1995 and from January 1984 until June 1993. Mr. Rog has served as Chief Executive Officer of the Company since its formation in 1984. Mr. Rog has over thirty years of industry experience in various technical and management capacities and has broad, first-hand experience in corrosion analysis and the design and implementation of corrosion control systems. Mr. Rog is a graduate of Kent State University with a Bachelor of Science degree in Geology, and has also completed the Graduate School of Business course at Stanford University.

DAVID H. KROON, 48, has served as a Director of the Company since 1984, and as an Executive Vice President since April 1993. Mr. Kroon served as Senior Vice President of the Company from its formation in 1984 until April 1993. Mr. Kroon has over twenty-five years of engineering and consulting experience in the corrosion control market. Mr. Kroon is widely published in water and waste treatment, electrical power, oil and gas, and environmental journals worldwide. Mr. Kroon has management experience in the areas of business planning, policies and procedures, and professional development. Mr. Kroon is a graduate of Yale University with a Bachelor of Science degree in Chemistry.

C. RICHARD LYNHAM, 56, has served as a Director of the Company since June 1992. Mr. Lynham is presently the owner and Chief Executive Officer of Harbor Castings, Inc., an investment casting foundry located in North Canton, Ohio. Prior to assuming this position in 1992, Mr. Lynham served as Group Vice President, Ceramics, for Ferro Corporation (1984-1992), a Fortune 500 manufacturer of industrial specialty products. Mr. Lynham is a graduate of Cornell University with a Bachelor's of Mechanical Engineering degree and has also received a Master of Business Administration from Harvard University.

ROBERT E. HODGE, 60, has served as a Director of the Company since November
     1993. Mr. Hodge retired in January 1993 from his position as Senior Vice President of Gas Supply, Natural Gas Pipeline Company of America, a unit of MidCon Corp., which is a subsidiary of Occidental Petroleum Corporation. Mr. Hodge joined Natural Gas Pipeline Company of America in 1960 and became Senior Vice President in 1989. A graduate of the University of Missouri, Rolla, with a degree in electrical engineering, Mr. Hodge also holds a Master of Business Administration from the University of Illinois.

COMMITTEES OF THE BOARD OF DIRECTORS; ATTENDANCE

     The present members of the Audit Committee are Messrs. Hodge, Lynham, Rogers and Williams. The Audit Committee approves annually the firm of independent auditors that is to be engaged to audit and to report on the financial statements, reviews and approves the annual audit plan, oversees the Company's internal control structure, reviews the Company's financial reporting, and reports its activities to the Board on a regular basis. The Audit Committee had three meetings during the last fiscal year.

     The present members of the Compensation Committee are Messrs. Hodge, Lynham, Rogers and Williams. The Compensation Committee reviews and approves the Chief Executive Officer's ("CEO") compensation and, upon consultation with the CEO, compensation for the officers of the Company and its subsidiaries who report directly to the CEO; establishes, amends, and determines awards under executive compensation plans and programs; oversees selection of and meets with outside consultants to review the Company's executive compensation programs as appropriate; and reviews board responsibilities, recommends the number of directors, and nominates directors and committee members. The Compensation Committee had five meetings during the last fiscal year. Its Stock Option Subcommittee, which administers and authorizes awards under certain of the Company's compensation plans, is comprised of Messrs. Hodge, Lynham and Williams.

     The Board of Directors had eight meetings during the last fiscal year. During the fiscal year ended March 31, 1998, each incumbent Director attended at least 75% of all the meetings of the Board of Directors and of committees on which he served.

COMPENSATION OF DIRECTORS

     Directors not employed by the Company or its subsidiaries are paid a retainer of $12,000, on an annual basis, and $1,000 ($1,200 for a Committee Chairperson) for each Board of Directors' or Committee meeting attended in person and $350 ($550 for a Committee Chairperson) for each Board of Directors' or Committee meeting attended telephonically.

     Pursuant to the terms of the Deferred Compensation Plan for Outside Directors, eligible Directors may elect to defer payment of all or any part of the compensation received as a Director. Participating Directors elect to have the return on their deferred funds be based upon various investment options, including the Company's Common Shares. Deferred portions are payable in a lump sum, over a period of five years or over a period of ten years. Payments under the plan commence at a future date previously specified by the Director, or upon the death or disability of the Director.

     Under the 1997 Non-employee Directors' Stock Option Plan of Corrpro Companies, Inc., automatic grants of options to purchase 2,500 Common Shares (after giving effect to the 5-for-4 stock split effected in the form of a 25% share dividend payable on June 19, 1998) at fair market value are granted annually to each eligible incumbent director.

                           OWNERSHIP OF COMMON SHARES

     The following table shows the number and percent of the Common Shares beneficially owned on May 22, 1998 by each of the Directors, by the Chief Executive Officer, by the four other most highly compensated executive officers in fiscal 1998, by all Directors and executive officers as a group and by each person or entity who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding Common Shares.

                                                                NUMBER OF
                            NAME                               SHARES(1)(2)     PERCENT
                            ----                              --------------    -------
Michael K. Baach                                                   87,323         1.3%
David M. Hickey                                                    97,601         1.4%
Robert E. Hodge                                                     6,250           *
David H. Kroon                                                    220,244         3.2%
C. Richard Lynham                                                  13,250           *
Neal R. Restivo                                                    43,200           *
Joseph W. Rog                                                     317,189         4.7%
Warren F. Rogers                                                      950           *
Barry W. Schadeck                                                 108,682         1.6%
Walter W. Williams                                                 60,750           *
13 Directors and executive officers as a group                  1,061,781        15.6%
David L. Babson & Company Incorporated (3)                        775,600        12.2%

* Less than 1%

(1) The named shareholders have sole voting and investment power or shared voting and investment power with their spouse with respect to all shares shown as being beneficially owned by them, except that as to 1,000 shares held in the Hodge Family Trust, Mr. Hodge has shared voting power.

(2) Includes, with respect to each of the following individuals and group, the following number of Common Shares which may be acquired upon the exercise of options within 60 days following May 22, 1998: Mr. Baach (27,000 shares); Mr. Hickey (74,500 shares); Mr. Hodge (5,250 shares); Mr. Kroon (27,000 shares); Mr. Lynham (11,250 shares); Mr. Restivo (42,000 shares); Mr. Rog (116,000 shares); Mr. Schadeck (40,000 shares); and all Directors and executive officers as a group (452,835 shares).

(3) Such number of shares owned is based upon information provided by a Schedule 13G/A filed by David L. Babson Company Incorporated with the Securities and Exchange Commission on January 12, 1998.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on the information provided to the Company by persons required to file such reports, the Company believes that during fiscal 1998, all Section 16(a) filing requirements applicable to the Company's officers, directors and ten percent shareholders were complied with.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation received for the three years ended March 31, 1998 by the persons who were the Company's Chief Executive Officer and the four other most highly paid executive officers for the fiscal year ended March 31, 1998 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                 FISCAL                         OTHER ANNUAL   AWARDS STOCK      ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR     SALARY     BONUS     COMPENSATION     OPTIONS      COMPENSATION(1)
  ---------------------------    ------   --------   --------   ------------   ------------   ----------------
Joseph W. Rog                     1998    $249,000   $132,600     $     0        105,000           $3,032
  Chairman of the Board,          1997     235,000     79,000           0         40,000            1,084
  President, and Chief            1996     208,750          0           0              0            1,026
  Executive Officer
Michael K. Baach                  1998     150,000     63,600           0         25,000            1,096
  Executive Vice President        1997     140,000     39,000           0         12,000              385
  Sales and Marketing             1996     140,000     35,000           0              0              385
David M. Hickey                   1998     170,000     61,800           0         17,500            2,189
  Executive Vice President,       1997     165,000     39,000           0         12,000              908
  Manufacturing and               1996     162,000     36,300      83,516(2)      50,000              409
  International Operations
Neal R. Restivo(3)                1998     164,000     63,600           0         30,000            2,940
  Executive Vice President,       1997     152,360     39,000           0         12,000              914
  Chief Financial Officer,        1996      75,008     35,000           0         30,000              152
  Secretary and Treasurer
Barry W. Schadeck                 1998     142,660     82,200           0         25,000                0
  Executive Vice President,       1997     139,612     39,000           0         12,000                0
  Western Region and              1996     102,676     29,000           0         20,000                0
  President of Corrpro Canada,
  Inc.

(1) Amounts represent Company matching contributions to the Corrpro Companies, Inc. Profit Sharing Plan and Trust, a qualified salary deferral plan under
    Section 401(k) of the Internal Revenue Code.

(2) Includes $73,614 of moving expenses paid by the Company.

(3) Mr. Restivo became an employee of the Company in October 1995. Amounts for fiscal 1996 related to the six-month period from October 1995 to March 1996.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                              POTENTIAL REALIZABLE
                                      INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                   -------------------------------------------------------    ANNUAL RATES OF STOCK
                             % OF TOTAL OPTIONS                              PRICE APPRECIATION FOR
                                 GRANTED TO       EXERCISE OR                    OPTION TERM(2)
                   OPTIONS      EMPLOYEES IN      BASE PRICES   EXPIRATION   -----------------------
      NAME         GRANTED      FISCAL YEAR        ($/SH)(1)       DATE          5%          10%
      ----         -------   ------------------   -----------   ----------   ----------   ----------
Joseph W. Rog      40,000           12.8%            $9.50         4/1/07     231,994      605,622
                   20,000            6.4             12.00         8/4/07     146,522      382,498
                   20,000            6.4             15.00       12/19/07     183,153      478,123
                   25,000            8.0             14.06        3/24/08     214,594      560,200
Michael K. Baach   10,000            3.2             12.00         8/4/07      73,261      191,249
                   15,000            4.8             14.06        3/24/08     128,757      336,120
David M. Hickey    10,000            3.2             12.00         8/4/07      73,261      191,249
                    7,500            2.4             14.06        3/24/08      64,378      168,060
Neal R. Restivo    10,000            3.2             12.00         8/4/07      73,261      191,249
                   20,000            6.4             14.06        3/24/08     171,675      448,160
Barry W. Schadeck  10,000            3.2             12.00         8/4/07      73,261      191,249
                   15,000            4.8             14.06        3/24/08     128,757      336,120

(1) The exercise price is based on 100% of the fair market value of the Company's Common Shares on the date of grant.

(2) Potential Realizable Value is based on certain assumed rates of appreciation pursuant to rules prescribed by the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Shares.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                     SHARES                       FISCAL YEAR-END           AT FISCAL YEAR-END (1)
                    ACQUIRED      VALUE     ---------------------------   ---------------------------
      NAME         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
      ----         -----------   --------   -----------   -------------   -----------   -------------
Joseph W. Rog         None         N/A        116,000        65,000        $915,970        $75,062
Michael K. Baach      None         N/A         27,000        25,000         248,708         39,412
David M. Hickey       None         N/A         74,500        17,500         430,595         33,769
Neal R. Restivo       None         N/A         42,000        30,000         303,645         43,175
Barry W. Schadeck     None         N/A         40,000        25,000         209,120         39,412

(1) This value is calculated based on the difference between $14 13/16, the closing price of the Company's Common Shares on March 31, 1998, and the exercise price of the options.

EMPLOYMENT AGREEMENTS

     As of April 1, 1998, the Company entered into an Employment Agreement with Mr. Rog which superseded a previous Employment Agreement which expired on March 31, 1998. Pursuant to this agreement, Mr. Rog serves as the Company's Chairman of the Board, Chief Executive Officer and President. In addition, the Company has agreed to cause Mr. Rog to be nominated as a Director of the Company for so long as such agreement remains in effect. This agreement expires on March 31, 2001.

     This employment agreement provides for the payment of base salary, subject to annual adjustments, and such other compensation, whether in the form of bonuses, stock options, incentive compensation, or otherwise, as determined by the Board of Directors from time to time. At April 1, 1998, the annual base salary for Mr. Rog was $274,000.

     This employment agreement precludes Mr. Rog from competing with the Company during the term of the agreement and for as long as Mr. Rog receives payments pursuant to the agreement. The employment agreement permits the Company to terminate Mr. Rog's employment for good cause, in which case the Company will pay Mr. Rog his base salary earned through termination with no further obligation to him except as required by law.

     Mr. Rog has earned the right to receive retirement income with a lifetime survivor benefit to his spouse in an amount equal to 50% of his base salary, payable monthly, provided that certain conditions are satisfied.

     If Mr. Rog's employment is terminated without good cause three months prior to or twelve months after a change in control, as defined, or if Mr. Rog is otherwise terminated without good cause or resigns due to the Company's failure to honor its obligations under the agreement, the Company must pay Mr. Rog his salary earned through the termination or resignation date and a severance payment equal to his base salary for one year (two years in the event of a change in control) at the rate in effect at the time of termination plus a payment equal to full year's participation in any short-term incentive bonus plan at the 100% level. In addition, the Company must maintain any medical or other insurance coverage in effect at the time of termination until age 65. The amount of the payments as a result of a change in control are required to be funded within ten days following such change in control, pursuant to a grantor trust conforming to Internal Revenue Procedure 92-64.

     In the event of Mr. Rog's disability, he will continue to receive his base salary and other compensation and benefits during the first ninety business days after the date of such disability. If the Board of Directors determines that reasonable accommodation cannot be made, the Company may terminate Mr. Rog's employment in which case the Company shall pay Mr. Rog's salary earned through the termination date, an amount equal to a full year participation in the short-term bonus plans then in effect, any payment due under other incentive plans then in effect and the retirement income referred to in the agreement. In addition, benefits will continue for his spouse and eligible dependents in accordance with Company policy.

     The Company entered into employment agreements as of April 1, 1998 with Messrs. Baach, Hickey, and Restivo pursuant to which each serves as an Executive Vice President of the Company. These agreements provide for the payment of base salaries, subject to annual adjustment. In general, these agreements provide similar severance arrangements as the employment agreement with Mr. Rog described above, except that no retirement income will be paid and that medical and other insurance coverage shall continue for a period of twelve months rather than to age 65 if the employee is terminated without good cause or if the employee resigns due to the Company's failure to honor its obligations under the agreement. The current terms of these agreements each expire on March 31, 2001.

                    REPORT OF THE COMPENSATION COMMITTEE AND
                THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee reviews and approves the CEO's compensation and, upon consultation with the CEO, compensation for the officers of the Company and its subsidiaries who report directly to the CEO and establishes, amends, and determines awards under executive compensation plans and programs. In establishing compensation levels, the Committee takes into account the tax deductibility limitations imposed under Section 162(m) of the Internal Revenue Code.

BASE SALARIES

     During the last fiscal year, an independent executive compensation consultant engaged by the Company reviewed the Compensation Committee's recommended base salary for Mr. Rog, the Chief Executive Officer, taking into consideration the consulting firm's data base of competitive information from domestic industrial companies of similar size and the proxy statements of those companies comprising the peer group utilized in the performance graph under "Company Stock Performance" for comparing total returns to shareholders. The Compensation Committee believed it was necessary to consider not only the peer group of companies but also the broader group of domestic industrial companies of similar size for its salary comparisons since this broader group of companies competes for the talent of the executive officers.

     The base salary levels for all of the remaining executive officers were as determined by the Compensation Committee following a review of recommended base salary levels with the Chief Executive Officer. These salary levels were subjectively established based upon the performance of the executive and level of responsibility.

INCENTIVE COMPENSATION

     CASH INCENTIVES. The Company maintains a cash bonus program pursuant to which cash bonuses may be paid to key employees, including the executive officers. Bonuses are determined based on performance measures approved by the Board and management's discretion. The performance measures used for fiscal 1998 were based on the Company's consolidated earnings before taxes. Approximately 150 key employees, including the executive officers, received cash bonus awards for fiscal 1998.

     In determining the size of target awards for the Chief Executive Officer and the Executive Vice Presidents, the Committee subjectively reviewed the performance of each executive relative to such executive's individual goals.

     EQUITY INCENTIVES. The Stock Option Subcommittee of the Compensation Committee granted stock options to the five named executive officers during fiscal 1998. The options were designed to provide incentives to manage the Company in the best interests of the shareholders, and to encourage the executives to remain employed by the Company on a long-term basis. In granting these awards, the Compensation Committee's determination was based upon the level of the executive's responsibility with the Company, performance, and the importance of such executive's retention to the Company. These factors were weighted subjectively by the Compensation Committee.

                                       Respectfully submitted,

                                       Compensation Committee:
                                       Robert E. Hodge
                                       C. Richard Lynham
                                       Warren F. Rogers
                                       Walter W. Williams

COMPANY STOCK PERFORMANCE

     Following is a line graph which compares the cumulative Shareholders' return from investing $100 with the cumulative total return of the S&P 500 Index, and an index of peer companies (the "Peer Group") for the period from September 30, 1993, (the date the Company's Common Shares began to trade on the New York Stock Exchange) to March 31, 1998. The companies selected to form the Peer Group index are companies that offer a broad range of engineering, environmental, and construction services. They include Exponent, Inc. (formerly named Failure Group, Inc.), Harding Lawson Associates Group, Inc., Michael Baker Corp., and Tanknology Environmental, Inc. The graph assumes that the value of the investment in the Company's Common Shares and each index was $100 on September 30, 1993 and that all dividends, if any, were reinvested.

                          TOTAL RETURN TO SHAREHOLDERS

                      SEPTEMBER 30, 1993 TO MARCH 31, 1998

                 MEASUREMENT PERIOD                        CORRPRO
                (FISCAL YEAR COVERED)                     COMPANIES          S&P 500          PEER GROUP
1993                                                                100               100               100
1994                                                             179.55             97.68             87.08
1995                                                             154.55            112.89             56.30
1996                                                              69.32            149.13             67.26
1997                                                              87.50            178.69             67.74
1998                                                             134.65            264.47            101.47

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Warren F. Rogers, a member of the Compensation Committee, is president of Warren Rogers Associates, Inc. ("WRA"). WRA currently conducts, on behalf of the Company, statistical evaluation of corrosion data relating to the Company's customers, primarily in the underground storage tank market. The Company has worked with WRA since 1985. During fiscal 1998, fees paid to WRA totaled $471,961. The Company believes that the terms of all transactions and arrangements with WRA are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

                                      II.
              PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION

PROPOSAL 2: TO AMEND ARTICLE FOURTH OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES OF THE COMPANY

     On April 30, 1998, the Company's Board of Directors approved, and recommended that the shareholders of the Company approve and adopt, an amendment to the Company's Amended and Restated Articles of Incorporation (the "Articles") to increase from 12,000,000 to 40,000,000 the maximum number of Common Shares, without par value, that the Company is authorized to issue.

     The principal purpose of the proposal is to make available additional Common Shares for possible stock splits or dividends, employee benefit plans, acquisitions, public or private stock offerings and other corporate purposes. The Company's Board of Directors has approved and adopted a 5-for-4 stock split in the form of a stock dividend payable on June 19, 1998 to shareholders of record as of June 5, 1998. The Articles currently provide that the Company's maximum number of authorized shares is 13,000,000 shares, comprised of a maximum of 12,000,000 Common Shares, without par value, and a maximum of 1,000,000 Serial Preferred Shares, without par value. As of May 22, 1998, there were 6,360,110 Common Shares (7,950,138 after giving effect to the stock split) and no Serial Preferred Shares outstanding. In addition, as of that date, the Company had reserved 1,105,590 Common Shares for issuance pursuant to its existing stock option plans (1,381,988 after giving effect to the stock split). As a result, the Company had, after giving effect to the stock split, only 2,667,874 Common Shares available for possible stock splits or dividends, employee benefit plans, acquisitions, public or private stock offerings and other corporate purposes. The Company does not presently have any agreements or understandings with respect to the issuance of additional Common Shares. Except under certain circumstances provided for in the Rules of the New York Stock Exchange, the Ohio Revised Code and the Articles, the issuance of additional Common Shares would not require any further shareholder approval.

     The affirmative vote of a majority of the voting power of the Common Shares is required to approve and adopt the proposed amendment. Thus, abstentions and broker non-votes will have the effect of voting against the proposed amendment. The full text of the proposed amendment is attached hereto as Exhibit A to this Proxy Statement.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED AMENDMENT TO THE ARTICLES OF INCORPORATION.

                                      III.
            PROPOSED AMENDMENT TO THE 1997 LONG-TERM INCENTIVE PLAN

PROPOSAL 3: TO ADOPT AN AMENDMENT TO THE 1997 LONG-TERM INCENTIVE PLAN OF CORRPRO COMPANIES, INC. TO INCREASE THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 1,285,738 TO 1,585,738

     THE COMMON SHARE INFORMATION CONTAINED IN THIS PROPOSAL 3 HAS BEEN ADJUSTED TO REFLECT THE EFFECT OF THE COMPANY'S 5-FOR-4 STOCK SPLIT EFFECTED IN THE FORM OF A 25% SHARE DIVIDEND PAYABLE ON JUNE 19, 1998. The Company's 1997 Long-Term Incentive Plan (the "1997 Plan") is intended to encourage ownership of the Company's Common Shares by officers, other key employees, and consultants of the Company, to attract and retain key personnel, and to provide additional incentives to promote the success of the Company. The 1997 Plan provides for Awards of up to 468,750 new shares, plus up to an additional 816,988 shares which were subject to options previously granted and outstanding under other plans prior to the adoption of the 1997 Plan but only to the extent of the surrender, lapse, forfeiture, termination, or exercise of such previously granted options, for an aggregate of 1,285,738 of Company's Common Shares. As of May 22, 1998, options to purchase up to an aggregate of 1,223,836 of the Company's Common Shares (38,008 of which had been exercised as of that date) have been granted under the 1997 Plan out of the 1,285,738 shares that had been reserved for issuance. Hence, only 61,902 Common Shares remain available for future grants. The Compensation Committee of the Board of Directors, therefore, recommended to the Board of Directors that the Plan be amended to increase by 300,000 the maximum number of Common Shares available for distribution under the 1997 Plan in order to enable the Company to continue to provide an essential benefit to its key management personnel. Accordingly, the Board of Directors adopted, subject to shareholder approval, an amendment to the 1997 Plan (the "Amendment") increasing the number of shares available for issuance. Shareholders are being asked to approve and adopt the increase of 300,000 additional Common Shares to be available for future grants under the 1997 Plan.

     The Board of Directors believes that it is desirable to encourage key employees of the Company and its subsidiaries to acquire a proprietary interest in the Company or to increase such proprietary interest as they may already hold, thereby increasing the incentive of key employees and non-employee Directors to promote the interest of the Company and its shareholders. For this reason, the Board of Directors adopted the Amendment to the 1997 Plan. In addition, with the Company's strategic growth plan and acquisition activity, it is imperative that the Company have available incentives to attract and retain key management talent. Accordingly, the Board of Directors and management believe that approval of the Amendment to the 1997 Plan is in the best interest of the Company and recommend that shareholders vote in favor of the proposal. The following is a brief description of the material features of the 1997 Plan.

     The 1997 Plan authorizes the grant to officers, other key employees and consultants of awards ("Awards") consisting of non-qualified stock options, stock appreciation rights ("SARs"), and restricted stock and stock bonus awards. Any shares issued upon exercise of Awards, forfeited restricted stock Awards, or shares subject to issuance upon exercise of Awards which are not issued because of a surrender, lapse, expiration, or forfeiture, or termination of any such Award shall once again be available for issuance in satisfaction of Awards. The Compensation Committee's Stock Option Subcommittee (the "Committee") administers the 1997 Plan and has sole discretion to determine those persons to whom Awards are granted, the number of Awards granted, the provisions applicable to each Award and the time periods during which Awards may be exercisable.

     The Committee may grant non-qualified stock options. Unless the Committee determines otherwise, the option price per share of any non-qualified stock option shall be the fair market value of the Company's Common Shares on the date the option is granted. Fair market value is generally the closing price of the Company's Common Shares on the New York Stock Exchange on the last business day prior to the date on which the value is to be determined. Options granted under the 1997 Plan will be exercisable for a term of not more than ten years from the date of grant.

     SARs are rights to receive an amount in cash or Common Shares of the Company or a combination thereof as determined by the Committee, no greater than the excess of the fair market value of the Common Shares of the Company on the date the SAR is exercised over the fair market value of the Common Shares of the Company on the date the SAR is granted (or in the case of SARs granted in tandem with options, in the Committee's sole discretion, the option price of the shares subject to the option).

     The Committee may, in its sole discretion, grant SARs in tandem with options or on a stand alone basis. SARs granted in tandem with options may only be exercisable to the extent the related option is exercisable and shall be for a term as determined by the Committee. The term may not exceed 10 years and may expire prior to the term of the related option. Each SAR granted on a stand alone basis shall be exercisable to the extent and for such term as may be approved by the Committee. In no event shall any amounts paid pursuant to a SAR exceed the difference between the fair market value of the underlying shares on the date of exercise and the option price of the related option.

     Restricted stock awards are rights granted by the Committee to receive Common Shares subject to forfeiture and other restrictions determined by the Committee. Until the restrictions with respect to any restricted stock awards lapse, the shares will be held by the Company and may not be sold or otherwise transferred by the participant. Except as otherwise determined by the Committee, until the restrictions lapse, the shares will be forfeited if the participant's employment is terminated for any reason other than death, disability, retirement or the participant's attainment of 65 years of age. Unless the Committee determines otherwise, one-third of the Common Shares subject to a restricted stock award will vest on each anniversary of the date of grant. The Committee may require participants to whom restricted stock awards are granted to pay the Company an amount equal to the aggregate par value, if any, of the shares issued.

     Stock bonus awards may also be granted under the 1997 Plan, on such terms and conditions as the Committee may, in its sole discretion, determine. The Committee may require participants to whom stock bonus awards are granted to pay the Company an amount equal to the aggregate par value, if any, of the shares issued.

     Awards granted under the 1997 Plan may be subject to adjustment upon a stock dividend, stock split, reclassification, recapitalization, merger, consolidation, combination, or exchange of shares, separation, reorganization, liquidation or similar events affecting the Company's Common Shares. An Award will not be transferable, other than to Permitted Transferees (as defined in the 1997 Plan), by will or the laws of descent and distribution or, in certain circumstances, pursuant to a qualified domestic relations order, and an Award may be exercised, during the lifetime of the holder of the Award, only by the holder, or the holder's personal representative in the event of disability.

     In the case of a "change in control" (as defined in the 1997 Plan) of the Company, the Board of Directors of the Company may, in its sole discretion, determine, on a case by case basis, taking into account the purposes of the 1997 Plan, that each Award granted under the 1997 Plan will terminate 90 days after occurrence of such "change in control," but, in the event of any such termination (i) an option or SAR holder will generally have the right, commencing at least five days prior to the "change in control" and subject to any other limitation on the exercise of the option in effect on date of exercise, to immediately exercise any options in full to the extent they previously have not been exercised, and (ii) restricted stock awards will vest.

     The 1997 Plan will terminate on April 28, 2007, and Awards shall not be granted under the 1997 Plan after that date although the terms of any Awards may be amended in accordance with the 1997 Plan at any date prior to the end of the term of such Awards. Any Awards outstanding at the time of termination of the 1997 Plan will continue in full force and effect according to the terms and conditions of the Award and the 1997 Plan.

     The 1997 Plan may be amended by the Board of Directors of the Company, provided that shareholder approval will be necessary as required under Rule 16b-3 of the regulations of the Securities Exchange Act of 1934, and provided further that no amendment may impair any rights of any holder of an Award previously granted under the 1997 Plan without the holder's consent.

     Certain of the federal income tax consequences to the Company and participants in the 1997 Plan of the grant and the exercise of Awards under currently applicable provisions of the Internal Revenue Code are as described below.

     FEDERAL INCOME TAX CONSEQUENCES -- NON-QUALIFIED STOCK OPTIONS. The issuance of a non-qualified stock option under the 1997 Plan will not result in any taxable income to the recipient or a tax deduction to the Company at the time of grant. Generally, a participant to whom a non-qualified stock option has been granted will recognize ordinary income at the time the participant exercises the option and receives Common Shares in an amount equal to the excess of the fair market value of such shares on the date of exercise over the option price.

     Subject to applicable limitations, the Company is generally entitled to a tax deduction corresponding to the amount of income recognized by the participant as a result of the exercise of a non-qualified stock option for the year in which the participant recognizes such income for federal income tax purposes.

     FEDERAL INCOME TAX CONSEQUENCES -- SARS. A participant will not recognize taxable income upon the grant of an SAR. The participant will generally recognize ordinary income for federal income tax purposes in an amount equal to the amount of cash and/or the fair market value of the Common Shares received upon exercise of the SAR, in the tax year in which payment is made in respect of an SAR, and the Company will normally be entitled to a tax deduction for an equivalent amount for the same year.

     FEDERAL INCOME TAX CONSEQUENCES -- RESTRICTED STOCK AWARDS AND STOCK BONUS AWARDS. Generally, a participant to whom a restricted stock award or stock bonus award is made will recognize ordinary income for federal income tax purposes in an amount equal to the excess of the fair market value of the Common Shares received at the time the shares first become transferable or are no longer subject to a substantial risk of forfeiture over the purchase price, if any, paid by the participant for such Common Shares, and such amount will generally then be deductible for federal income tax purposes by the Company. For tax purposes, in addition to other restrictions, the Company's Common Shares are considered to be subject to a substantial risk of forfeiture as long as the sale of the shares could subject the participant to suit under the "short swing profit" provisions of Section 16. Alternatively, if the recipient of a restricted stock award or stock bonus Award so elects, the recipient will recognize ordinary income on the date of grant in an amount equal to the excess of the fair market value of the Company's Common Shares (without taking into account any lapse restrictions) on such date, over the purchase price, if any, paid by the participant for such Common Shares, and such amount will generally then be deductible by the Company. In the event of the forfeiture of Common Shares included in a restricted stock award or stock bonus award, the participant will not be entitled to any deduction except to the extent the participant paid for such Common Shares. Upon a sale of the Common Shares included in the restricted stock award or stock bonus award, the participant will recognize capital gain or loss, as the case may be, equal to the difference between the amount realized from such sale and the participant's tax basis for such Common Shares.

     VOTE REQUIRED FOR APPROVAL OF THE AMENDMENT TO THE 1997 PLAN. The affirmative votes cast by the holders of a majority of the Common Shares, present in person or by proxy at the meeting, is required for the adoption of the Amendment to the 1997 Plan; provided that the total vote cast on the proposal must exceed 50% of the total number of Common Shares eligible to vote at the Annual Meeting. Thus, shareholders who vote to abstain will in effect be voting against the proposal. Broker non-votes however are not counted as present and entitled to vote for determining whether this proposal has been approved and have no effect on its outcome.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 PLAN.

                              INDEPENDENT AUDITORS

     The Company is incorporated under the laws of the State of Ohio, which do not require approval by shareholders of the selection of independent auditors. A representative of KPMG Peat Marwick LLP ("KPMG") is expected to be present at the meeting. KPMG acted as independent auditors for the Company for the fiscal year ended March 31, 1998. The Audit Committee will select the company's auditors for fiscal 1999.

     On October 18, 1996, Price Waterhouse LLP ("PW") resigned as the independent accountants of the Company. The reports of PW on the Company's financial statements for each of the past two fiscal years contained no adverse opinions or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except the report of PW on the financial statement for the fiscal year ended March 31, 1995 included an explanatory paragraph relating to a material uncertainty regarding litigation.

     In connection with its audits for the two most recent fiscal years and through October 18, 1996, there were no disagreements between the Company and PW on the matter of accounting principle or practices, financial statement disclosures, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PW would have caused them to make reference thereto in their report on the financial statements for such years.

     During the fiscal year ended March 31, 1996 and through October 18, 1996, there have been no "reportable events" as defined in Regulation S-K Item 304(a)(1)(v). In connection with the audit of the Company's financial statements for the fiscal year ended March 31, 1995, PW advised the Audit Committee of the Registrant that it was no longer able to rely upon representations of the Company's then Chief Financial Officer ("former CFO"). The Audit Committee immediately caused the former CFO to be placed on leave of absence. The former CFO was subsequently discharged and replaced.

     On November 15, 1996, the Company engaged KPMG as the principal independent accountants to audit its financial statements.

                                    GENERAL

VOTING AT THE MEETING

     Shareholders of record at the close of business on May 22, 1998 are entitled to vote at the meeting. On that date, which was prior to the effective date of the 5-for-4 stock split of the Company's Common Shares, a total of 6,360,110 Common Shares were outstanding. Each Common Share is entitled to one vote. The closing price (unadjusted for the 5-for-4 stock split) of a Common Share on May 22, 1998 was $15 15/16.

     Holders of Common Shares have no cumulative voting rights. Provided that a quorum is present, the affirmative vote of a plurality of the Common Shares represented and voting, in person or by proxy, at any meeting of shareholders is required under Ohio law to elect Directors.

     Votes may be cast in favor of, or withheld from, each nominee in the election of directors. Votes that are withheld will not be included in the number of votes cast although such shares will be counted as present for purposes of determining the existence of a quorum. The New York Stock Exchange rules permit brokers who hold shares in street name to vote on certain items when they have not received instructions from beneficial owners. Brokers who do not receive instructions are entitled to vote on Proposal 1 (election of Directors), on Proposal 2 (amendment to the Articles) and on Proposal 3 (Amendment to the 1997 Plan) if they have not received voting instructions from the beneficial owners by the tenth day before the meeting, provided that this Proxy Statement is transmitted to the beneficial owners at least 15 days before the Annual Meeting.

SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal to be considered for inclusion in next year's Proxy Statement should send the proposal to the Company addressed to the Secretary on or before February 15, 1999.

PROXY SOLICITATION

     The Company will bear the expense of the solicitation of proxies. In addition to requesting proxies by mail, officers and employees of the Company may request proxies by telephone or in person. The Company has retained Beacon Hill Partners, Inc., 90 Broad Street, New York, New York 10004, to assist in the solicitation for an estimated fee of $2,500, plus expenses not in excess of $1,000.

     The Company will ask custodians, nominees, and fiduciaries to send proxy material to beneficial owners in order to obtain voting instructions. The Company will, upon request, reimburse them for their reasonable expenses for mailing the proxy material.

     The Company's Annual Report for the fiscal year ended March 31, 1998, is enclosed herewith.

     MANAGEMENT RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL 1 (ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS NAMED HEREIN), FOR PROPOSAL 2 (AMENDMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES FROM 12,000,000 TO 40,000,000), AND FOR PROPOSAL 3 (AMENDMENT OF THE 1997 LONG-TERM INCENTIVE PLAN OF CORRPRO COMPANIES, INC. TO INCREASE THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE THEREUNDER FROM 1,285,738 TO 1,585,738).

     The Board of Directors knows of no other matters that will be presented at the meeting. However, if other matters do properly come before the meeting, the persons named in the Proxy will vote on these matters in accordance with their best judgment.

                                       For the Board of Directors
                                       Corrpro Companies, Inc.

                                       /s/ Neal R. Restivo
                                       Neal R. Restivo
                                       Executive Vice President,
                                       Chief Financial Officer,
                                       Secretary and Treasurer

June 15, 1998

                                                                       EXHIBIT A

                            CORRPRO COMPANIES, INC.

      PROPOSED AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

     PROPOSAL 2 -- TO AMEND THE FIRST SENTENCE OF ARTICLE FOURTH OF THE COMPANY'S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO READ AS FOLLOWS:

     The maximum number of shares which the Corporation is authorized to have outstanding is forty-one million (41,000,000) shares, consisting of forty million (40,000,000) Common Shares, without par value, and one million (1,000,000) Serial Preferred Shares, without par value, of which five hundred thousand (500,000) shares shall be voting and five hundred thousand (500,000) shares shall be non-voting.

          THE FIRST SENTENCE OF ARTICLE FOURTH PRESENTLY READS AS FOLLOWS:

          The maximum number of shares which the Corporation is authorized to have outstanding is thirteen million (13,000,000) shares, consisting of twelve million (12,000,000) Common Shares, without par value, and one million (1,000,000) Serial Preferred Shares, without par value, of which five hundred thousand (500,000) shares shall be voting and five hundred thousand (500,000) shares shall be non-voting.

PROXY                       CORRPRO COMPANIES, INC.

           BOARD OF DIRECTORS PROXY FOR ANNUAL MEETING, JULY 22, 1998

   The undersigned, having received the Notice of Meeting and Proxy Statement, hereby constitutes and appoints Joseph W. Rog, David H. Kroon, and Barry W. Schadeck, and each of them (with full power of substitution respectively), true and lawful attorneys and proxies for the undersigned to attend the Annual Meeting to be held on July 22, 1998, at 10:00 a.m., at Medina Country Club, 5588 Wedgewood Road, Medina, Ohio, and any adjournments thereof.

The Proxy when properly executed will be voted in the manner directed; if no direction is made this Proxy will be voted FOR the Director Nominees, FOR Proposal 2 (approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized Common Shares from 12,000,000 to 40,000,000), FOR Proposal 3 (approval of an Amendment to the 1997 Long-Term Incentive Plan of Corrpro Companies, Inc.). In their discretion, the parties are also authorized to vote upon such other matters as may properly come before the meeting.

1. Election of Directors, Nominees:

       [ ] FOR all nominees listed below                     [ ] WITHHOLD AUTHORITY
         (except as marked to the contrary below)              to vote for the nominees listed below

           WARREN F. ROGERS, BARRY W. SCHADECK AND WALTER W. WILLIAMS

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

2. Proposal to approve an amendment to the Company's Articles of Incorporation to increase the number of authorized Common Shares from 12,000,000 to
   40,000,000                                [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

3. Proposal to approve the Amendment to the 1997 Long-Term Incentive Plan of Corrpro Companies, Inc. to increase the number of Common Shares reserved for issuance thereunder from 1,285,738 to 1,585,738.
                                             [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

                                                 (Continued on the reverse side)

(Continued from other side)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD.

                                                    Dated:                , 1998
                                                           --------------

                                                    ----------------------------
                                                    Signature(s)

                                                    ----------------------------
                                                    Signature(s)

                                                    Please sign exactly as name
                                                    appears hereon. Joint owners
                                                    should each sign. When
                                                    signing as attorney,
                                                    executor, administrator,
                                                    trustee, or guardian, please
                                                    give full title as such.

                                                    [ ] ATTEND MEETING

                                                    We would appreciate your
                                                    indicating if you are
                                                    planning to attend the
                                                    Annual Meeting. Your failure
                                                    to check
                                   Proxy Card